Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 27, 2025, with respect to the financial statements of Allspring Spectrum Aggressive Growth Fund, Allspring Spectrum Conservative Growth Fund, Allspring Spectrum Growth Fund, Allspring Spectrum Income Allocation Fund, and Allspring Spectrum Moderate Growth Fund, five of the funds comprising Allspring Funds Trust, as of April 30, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
August 25, 2025